EXHIBIT 4.2

PARKE BANCORP, INC.
DESCRIPTION OF CAPITAL STOCK

Parke Bancorp, Inc. (the “Company”) is authorized to issue 15,000,000 shares of common stock, par value $0.10 per share and 1,000,000 shares of preferred stock, par value $0.10 per share. The capital stock of the Company represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock
Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, subject to provisions of the Certificate of Incorporation that limit voting of shares held by stockholders beneficially owning 10% or more of the outstanding shares. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share in the Company’s assets remaining after the payment or provision for payment of the Company’s debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series B Preferred Stock and any other series of the Company’s preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
The Company’s Certificate of Incorporation permits the Board of Directors to authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.10, in one or more series, without stockholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of the Company’s common stock or the Series B Preferred Stock (except as may be required under the terms of the Series B Preferred Stock or by the rules of the Nasdaq Stock Market or any other exchange or market on which the Company’s securities may then be listed or quoted), the Company’s Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the Company’s common stock and the Series B Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control.
Series B Preferred Stock
The Company has outstanding Series B Preferred Stock which is a single series of the Company’s preferred stock, consisting of 20,000 shares, par value $0.10 per share, having a liquidation preference amount of $1,000.00 per share. The Series B Preferred Stock has no maturity date.

Ranking

The Series B Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to the Company’s common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company. The Series B Preferred Stock ranks junior to any debt issued by the Company.

Dividends

Dividend Rate. Dividends on the Series B Preferred Stock are payable quarterly in arrears, if, as and when authorized and declared by the Company’s Board of Directors out of legally available funds at an annual rate of 6.00% on the liquidation preference of $1,000.00 per share.

Dividends on the Series B Preferred Stock are non-cumulative. If for any reason the Company’s Board of Directors does not authorize and declare full cash dividends on the Series B Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not the Company’s Board of Directors authorizes and declares dividends on the Series B Preferred Stock for any subsequent dividend period.

If, as and when authorized and declared by the Company’s Board of Directors, dividends are paid on quarterly basis, in arrears, beginning on January 15, 2014. Each period from and including a dividend payment date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following dividend payment date is referred to as a dividend period. Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

Priority of Dividends. So long as the Series B Preferred Stock remains outstanding, provisions will be established limiting the ability to pay dividends on (other than dividends payable solely in shares) or redeem other securities that rank junior to the Series B Preferred Stock unless all dividends on the Series B Preferred Stock for the then-current dividend period have been paid or set aside. Currently, the only class of securities that ranks junior to the Series B Preferred Stock is the common stock.
Liquidation Rights

Upon the Company’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series B Preferred Stock will be entitled to receive, out of the Company’s assets that are legally available for distribution to stockholders, before any distribution is made to holders of the Company’s common stock or other junior securities, a liquidating distribution in the amount of $1,000.00 per share of the Series B Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series B Preferred Stock and any other parity securities and only to the extent of the Company’s assets, if any, that are available after satisfaction of all liabilities to creditors.

For purposes of the liquidation rights of the Series B Preferred Stock, neither a merger nor a consolidation of the Company with another entity nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

No Redemptions

The Series B Preferred Stock is not redeemable by the Company.

Conversion Rights

Optional Conversion. Each share of the Series B Preferred Stock is convertible at the option of the holder into 93.9496 shares of common stock (the “conversion rate”). The conversion rate will be adjusted proportionately for stock dividends, stock splits and other corporate actions.

Holders may exercise conversion rights by (i) surrendering the certificates representing the shares of Series B Preferred Stock to be converted to the Company’s conversion agent, (ii) submitting a properly completed letter of transmittal specifying the number of shares of Series B Preferred Stock that the holder wishes to convert and the names and addresses in which the shares of common stock are to be issued, and (iii) if required by the Company or applicable law, furnishing appropriate endorsements and transfer documents and paying applicable transfer or similar taxes.

Mandatory Conversion. The Company may, at any time or from time to time, cause some or all of the Series B Preferred Stock to be converted into shares of the Company’s common stock at the then-applicable conversion rate. The Company may exercise this conversion right if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date the Company gives notice of mandatory conversion, the closing price of the Company’s common stock exceeds 130% of the then-applicable conversion price of the Series B Preferred Stock. The initial conversion price of $10.6440 will adjust for stock dividends, stock splits and other corporate actions. If the Company exercises the conversion right, each share of Series B Preferred Stock will be automatically converted into 93.9496 shares of common stock. This conversion rate will be adjusted proportionately for stock dividends, stock splits and other corporate actions. The Series B Preferred Stock will also mandatorily convert on the effective date of a sale or transfer of all or substantially all of the assets of the Company.

On any mandatory conversion date, the Company will provide notice of the mandatory conversion date to holders of the Series B Preferred Stock along with a statement of the number of shares of common stock to be issued upon the conversion and, if certificates are to be issued, the place which certificates for the Series B Preferred Stock may be surrendered. Effective on the mandatory conversion date, certificates for the Series B Preferred Stock will be treated for all purposes as representing only the number of shares of common stock into which the Series B Preferred Stock formerly represented by such certificate have been converted and cash for any fractional share.

Fractional Shares. No fractional shares of common stock shall be issued upon conversion of the Series B Preferred Stock. Upon any conversion, all fractional share interests to which a holder may be entitled shall be aggregated into whole shares of common stock with cash being paid for any fractional interest that may remain after such aggregation. The Company will pay cash for the fraction based on the closing stock price of the common stock on the trading date preceding conversion.

Adjustments to Conversion Rate and Conversion Price. The conversion rate and the conversion price will be proportionately adjusted from time to time for stock splits, stock dividends and other reclassifications of the common stock.

Voting Rights

The holders of the Series B Preferred Stock do not have voting rights, except as specifically required by New Jersey law.

CERTAIN ANTI-TAKEOVER PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS AND REGULATORY RESTRICTIONS

Summarized below are descriptions of regulatory restrictions and provisions of the Company’s Certificate of Incorporation, Bylaws and New Jersey law that may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.
Regulatory Restrictions

Change-in-Bank-Control Act. Under the Change-in-Bank-Control Act (the “Control Act”), no person or persons acting in concert may directly or indirectly, acquire control of a bank holding company, like the Company, unless they have given at least 60 days prior notice to the Board of Governors of the Federal Reserve System (“FRB”) and the FRB has not objected. A person, or persons acting in concert, are deemed to have acquired control if they acquire voting securities of a bank holding company such that immediately after the acquisition, they will hold the power to vote 25% or more of any class of voting securities. FRB regulations additionally presume that any person or persons acting in concert who acquire the power to vote 10% or more of any class of voting securities of a bank holding company, like the Company, with securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) have acquired control for purposes of the Control Act. FRB regulations presume that the following persons are acting in concert for purposes of the Control Act:

•	a company and any controlling stockholder, partner, trustee or management official of the company if both the company and person own voting securities in the bank holding company;

•	an individual and the individual’s immediate family;

•	companies under common control;

•
persons that are party to any agreement, contract, understanding, relationship or other arrangement, written or otherwise, regarding the acquisition, voting or transfer of control of voting securities of a bank holding company other than through a revocable proxy;

•	persons that have made or propose to make a joint filing under Section 13 or 14 of the Exchange Act; and

•	a person and any trust for which the person serves as trustee.
Under FRB regulations, shares that vote together as a single class on all matters for which the shares have voting rights are deemed to be of a single class.
Bank Holding Company Act. Under the Bank Holding Company Act of 1956 (the “BHCA”), no company may become a bank holding company without the prior approval of the FRB. The term “company” generally includes any corporation, partnership, business trust or similar organization, or other trust unless it terminates within 25 years or not later than 21 years and 10 months after the death of individuals living on the effective date of the trust. A bank holding company is any company that controls a bank or bank holding company. For purposes of the BHCA, a company is deemed to control a bank or bank holding company if it: (i) controls or has the power to vote 25% or more of a class of voting securities; (ii) controls in any manner the election of a majority of the directors; or (iii) the FRB determines, after notice and a hearing that the company directly or indirectly exercises a controlling influence over the management or policies of the bank or bank holding company. The FRB presumes that any company that holds more than 5% of the outstanding voting securities of a bank or bank holding company controls the bank or bank holding company if (a) the company, together with its controlling stockholders and management officials (including members of their immediate families) own, control or hold the power to vote 25% or more of any class of voting securities of a bank or bank holding company, or (b) the company has one or more management officials in common with the bank or bank holding company. Generally the FRB requires any company owning more than 5% of the voting securities of the bank or bank holding company to make certain passivity commitments to the FRB in order to avoid a control determination.
Certificate of Incorporation, Bylaws and New Jersey Law

Limitations on Voting Rights. The Company’s Certificate of Incorporation provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then outstanding shares of common stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be case by any record owner by virtue of the applicable provisions of the Certificate of Incorporation in respect of common stock beneficially owned by such person owning shares in excess of the Limit shall be determined pursuant to the formula described in the Certificate of Incorporation. A person is a beneficial owner of a security if he or she has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security, more fully described in the Certificate of Incorporation. The Company’s Certificate of Incorporation further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Election of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the Company’s Board. The Company’s Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Company’s Certificate of Incorporation provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the Board. Finally, the Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

The Certificate of Incorporation provides that a director may only be removed for cause and only by the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

Restrictions on Call of Special Meeting. Special meetings of stockholders may be called only by the President of the Company, a majority of the Board of Directors, or a duly designated committee of the Board.

Absence of Cumulative Voting. The Company’s Certificate of Incorporation provides that stockholders may not cumulate their votes in the election of directors.

Authorized Shares. The Certificate of Incorporation authorizes the issuance of 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock provide the Company’s Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Procedures for Certain Business Combinations. The Certificate of Incorporation prohibits the Company from engaging in a “business combination” (as defined in the Company’s Certificate of Incorporation) with any “Interested Stockholder” (as defined below) for a period of five years following that Interested Stockholder’s stock acquisition date (as defined in the Company’s Certificate of Incorporation) unless the business combination is approved by the Board of Directors prior to the Interested Stockholder’s stock acquisition date. In addition, under the Certificate of Incorporation, the Company may not engage in a business combination with any Interested Stockholder at any time unless the business combination (i) is approved by the Board of Directors prior to that Interested Stockholder’s stock acquisition date and is thereafter approved by the stockholders of the Company, (ii) is approved by the affirmative vote of the holders of at least 80% of the voting stock not beneficially owned by that Interested Stockholder, or (iii) meets certain other conditions described in the Company’s Certificate of Incorporation. Absent this provision, the approval of at least 80% of the shares outstanding would be generally required unless the New Jersey Stockholders’ Protection Act described below applies.

The term “Interested Stockholder” is defined as any person (other than the Company or any subsidiary of the Company) that (i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the Company, (ii) is an affiliate or associate of the Company and at any time within the five year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the Company, or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. Any amendment to this provision of the Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote generally in an election of directors.

Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company’s Certificate of Incorporation must be approved by the Company’s Board of Directors and also by at least 80% of the outstanding shares of capital stock for certain provisions (i.e., provisions relating to preemptive rights; meetings of stockholders, cumulative voting and proxies; notice for nominations and proposals; number, classification and removal of directors; restrictions on the acquisition and voting of greater than 10% of the common stock; approval of certain business combinations; stockholder approval of certain transactions; elimination of directors’ and officers’ liability; indemnification; and amendments to the Bylaws or Certificate of Incorporation).

The Bylaws may be amended by a vote of two-thirds of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

Business Combinations. Under the New Jersey Business Corporation Act, mergers, consolidations and sales of substantially all of the assets of a New Jersey corporation must generally be approved by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. The New Jersey Stockholders’ Protection Act, however, restricts certain transactions between a New Jersey corporation and any person who (i) beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or (ii) is an affiliate or associate of the corporation and at any time within the five year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock (an “Interested Stockholder”). For a period of five years following the date that a stockholder becomes an Interested Stockholder, the New Jersey Stockholders’ Protection Act generally prohibits the following types of transactions between the corporation and the Interested Stockholder, unless such transaction is approved by the Board of Directors prior to the Interested Stockholder’s stock acquisition date or the transaction or series of transactions which caused the person to become an Interested Stockholder was approved by the Board of Directors prior to that Interested Stockholder’s stock acquisition date and any subsequent business combinations with that Interested Stockholder are approved by the Board of Directors, provided that any such subsequent business combination is approved by the Board of Directors and by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such Interested Stockholder:

(i)    mergers or consolidations;

(ii)    sales, leases, exchanges, mortgages, pledges, transfers or other dispositions (in one transaction or a series of transactions) of assets (a) having an aggregate market value equal to 10% or more of the aggregate market value of all of the assets, on a consolidated basis, of the corporation, (b) having an aggregate market value equal to 10% or more of the aggregate market value of the outstanding stock of the corporation, or (c) representing 10% or more of the earning power or income, on a consolidated basis, of the corporation;

(iii)    issuances or transfers by the corporation or any subsidiary thereof of any stock of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation;

(iv)    the adoption of a proposal or plan of liquidation or dissolution of the corporation proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with that Interested Stockholder or any affiliate or associate of that Interested Stockholder;

(v)    any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries, or any other transaction (whether or not with, or into, or otherwise involving that Interested Stockholder), proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with that Interested Stockholder or any affiliate or associate of that interested stockholder, which has the effect of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into voting stock of the corporation or any subsidiary of the corporation which is directly or indirectly owned by that Interested Stockholder or any affiliate or associate of that Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments; and

(vi)    the receipt by any Interested Stockholder or any affiliate or associate thereof of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by or through the corporation, but excluding the receipt of any of the foregoing benefits by the corporation or any of its affiliates arising from transactions (such as intercompany loans or tax sharing arrangements) between the corporation and its affiliates in the ordinary course of business.

In addition to the five year moratorium on business combinations described above, any business combination between a New Jersey corporation and an Interested Stockholder must (i) be approved by the Board of Directors prior to the Interested Stockholder’s stock acquisition date, (ii) be approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the Interested Stockholder, (iii) meet the fair price requirements described in the statute (iv) be approved by (1) the Board of Directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the Interested Stockholder prior to the consummation of the business combination, and (2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such Interested Stockholder if the transaction or series of related transactions which caused the person to become an Interested Stockholder was approved by the Board of Directors prior to the consummation of such transaction or series of related transactions, or (v) qualify for one of the statutory exemptions.

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